Contact:
Renée Skonier
Executive Legal Director
636.916.2457

FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. ANNOUNCES CEO RON SAKS TO RETIRE
Board of Directors Selects Local Aerospace Veteran As New Chief Executive Officer

ST. LOUIS, February 26, 2014 -- LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced that long-time chief executive officer Ronald S. Saks will retire. Succeeding Saks will be Daniel G. (“Dan”) Korte, former president of Defense Aerospace at Rolls-Royce.

Saks, 70, has served as chief executive officer and a director of the company since the purchase of Leonard’s Metal, Inc. in 1984. He will step down as CEO on March 18, 2014.

“I can’t thank our employees, customers, bankers and so many others enough for enabling me to have such a good time helping to grow LMI,” said Ronald S. Saks, Chief Executive Officer of LMI. “I think together we have built a company with strong values:

-more-

LMI Aerospace Announces
CEO Saks Retires; New CEO Named

“we always do the right thing, whether we are dealing with each other or with a customer, we deliver outstanding customer service, we learn what the customer needs and strive to meet those expectations and we keep the promises we make."

“I am retiring, but I hope I have many years left and I have much I want to do. I want to aid Dan in growing the company, and so I will remain a resource to him and the leadership team in my role on the board. I feel very comfortable that Dan has the right skills and values to lead our company for years to come,” Saks said.

When purchased, Leonard’s Metal was a small sheet metal forming business dominated by drop-hammer forming with a single location in St. Charles and approximately five million dollars in annual revenue. Under Saks’s 30-year leadership, LMI has grown into a premier supplier of complex sheet metal and high speed machined components; large, complex assemblies; composite testing and manufacturing services; and high level design engineering, stress analysis and after-market design of repair services with revenues over $400 million and more than 2,400 employees at facilities located near St. Louis and in Georgia, South Carolina, Kansas, Oklahoma, Texas, Washington state, California and outside the United States. Saks was also the driving force in taking the company public in 1998, then rebranded as LMI Aerospace.

As part of the formal transition, Saks will be named Non-Executive Chairman of the Board of Directors where he will provide strategic oversight and serve in an advisory capacity while spending more time with his family and in various community endeavors.

-more-

LMI Aerospace Announces
CEO Saks Retires; New CEO Named

“The Board is very grateful to Ron Saks for his tireless efforts over the last 30 years, transforming LMI Aerospace from a small acquisition into the well-respected industry leader it is today,” said John Eulich, Lead Director of LMI Aerospace. “LMI has been extremely fortunate to have a leader with Ron's vision and ethical standards, and we want to express our thanks for his dedication to LMI, its employees, customers, and the industry as a whole. We are looking forward to his continuing involvement as the Non-Executive Chairman of the Board."

The Board of Directors announced that Daniel G. Korte has been named President and Chief Executive Officer, effective March 18, 2014.

Korte, 53, brings more than 28 years experience in the aerospace industry. He served most recently as president of Defense Aerospace at Rolls-Royce. There he was responsible for the overall strategy and performance of the global defense business, which encompassed operations in 17 countries, serving 160 customers in 103 countries. He was a member of the company’s Global Executive Group.

"Dan Korte brings a wealth of experience to LMI from large companies in aerospace and defense," Eulich said. "He is well-known and respected in the industry and we expect him to build on the strength of our relationships in the commercial aircraft, business jet and defense segments. His strong operations background coupled with his strategic insights will be helpful to LMI as we integrate the Valent acquisition and grow with our customers in this strong industry cycle."

-more-

LMI Aerospace Announces
CEO Saks Retires; New CEO Named

Prior to joining Rolls-Royce, Korte was vice-president and general manager of Global Strike Systems at The Boeing Company in St. Louis. Korte began his career in 1985 as an engineer at McDonnell Douglas Corporation. He rose through the management ranks of McDonnell Douglas and then Boeing following the merger of Boeing and McDonnell Douglas in 1997.

“I am thrilled to be joining LMI Aerospace at this critical time. Our customers rely on our products and services across the aerospace industry. I look forward to working with our team to drive growth and continuous improvement in our core and emergent business segments,” Korte said.

Korte holds an MBA from Lindenwood University and a Bachelor of Science degree in electrical engineering from Southern Illinois University at Carbondale.

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets. Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.